                                                                    EXHIBIT 12.1

                          STATEMENT RE: COMPUTATION OF
                              RATIO OF EARNINGS TO
                                 FIXED CHARGES

                                                                                                                SIX
                                                                                                            MONTHS ENDED
                                                                                                              JUNE 30,
                                                                        1993   1994   1995   1996    1997       1998
                                                                        -----  -----  -----  -----  ------  ------------
                                                                          $      $      $      $      $          $
                                                                        (IN THOUSANDS, EXCEPT RATIO OF EARNINGS TO FIXED
                                                                                            CHARGES)
Income/(loss) from continuing operations..............................  1,169  1,694  1,271  2,728   4,022    (19,276)
Add income tax........................................................    573  1,556  2,017  2,982   3,873        369
                                                                        -----  -----  -----  -----  ------  ------------
Pretax income/(loss) from continuing
  operations..........................................................  1,742  3,250  3,288  5,710   7,895    (18,907)
Add
Amortization of debt expense..........................................      0      0      0     51     102
Interest expense......................................................    167    247  1,483  2,254   1,376
Interest included in rental expenses..................................    180    236    314    450   1,018
                                                                        -----  -----  -----  -----  ------
ADJUSTED EARNINGS.....................................................  2,089  3,733  5,085  8,465  10,391
                                                                        -----  -----  -----  -----  ------
FIXED CHARGES
Amortization of debt expense..........................................      0      0      0     51     102
Interest expense......................................................    167    247  1,483  2,254   1,376
Interest included in rental expenses..................................    180    236    314    450   1,018
                                                                        -----  -----  -----  -----  ------
Total fixed charges...................................................    347    483  1,797  2,755   2,496
                                                                        -----  -----  -----  -----  ------
EARNINGS TO FIXED CHARGES.............................................   6.02   7.73   2.83   3.07    4.16
DEFICIENCY OF EARNINGS TO FIXED CHARGES...............................   0.00   0.00   0.00   0.00    0.00    (18,907)

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(1) Ratio of earnings to fixed charges means the ratio of net income (before fixed charges and income taxes) to fixed charges, where fixed charges are the aggregate of interest, amortization of costs relating to debt and an allocation of rental charges to approximate equivalent interest.

(2) Deficiency of earnings to fixed charges means the deficiency of income (before fixed charges and income tax) to fixed charges.